Exhibit 99.1

STERIS Announces Financial Results for Fiscal 2023 Fourth Quarter and Full Year

•	Fourth quarter as reported revenue increased 14%; 16% constant currency organic revenue growth
•	Fourth quarter as reported earnings per share of $1.88; adjusted EPS of $2.30
•	Fiscal 2024 Outlook provided

DUBLIN, IRELAND - (May 10, 2023) - STERIS plc (NYSE: STE) (“STERIS” or the “Company”) today announced financial results for its fiscal 2023 fourth quarter and full year ended March 31, 2023. Revenue as reported for the quarter increased 14% to $1.38 billion compared with $1.21 billion in the fourth quarter of fiscal 2022. Constant currency organic revenue (see Non-GAAP Financial Measures) increased 16% for the fourth quarter of fiscal 2023 as compared to the fourth quarter of fiscal 2022.

“We are pleased to end the year with strong performance,” said Dan Carestio, President and Chief Executive Officer of STERIS. “Our teams worked diligently to meet Customer demand in the fourth quarter. Heading into fiscal 2024, we are optimistic that many of the challenges we faced in fiscal 2023 are abating, including procedure volumes and supply chain constraints. As a result, we look forward to another year of record performance.”

Fourth Quarter and Full Year Operating Results
As reported, net income for the fourth quarter was $187.2 million or $1.88 per share, compared with net income of $52.3 million or $0.52 per diluted share in the fourth quarter of fiscal 2022. Adjusted net income (see Non-GAAP Financial Measures) for the fourth quarter of fiscal 2023 was $229.2 million or $2.30 per diluted share, compared with the previous year’s fourth quarter of $205.4 million or $2.04 per diluted share.

As reported, full year net income was $107.0 million, or $1.07 per diluted share, compared with $243.9 million, or $2.48 per diluted share in fiscal 2022. Fiscal 2023 net income was impacted by a $490.6 million pre-tax, non-cash impairment charge recorded in the second quarter related to the goodwill associated with the Dental segment acquired in the June 2021 acquisition of Cantel. Adjusted net income for fiscal 2023 was $822.2 million, or $8.20 per diluted share, compared with adjusted net income of $778.9 million, or $7.92 per diluted share in fiscal 2022.

Fourth Quarter Segment Results
Healthcare revenue as reported grew 20% in the quarter to $884.6 million compared with $738.8 million in the fourth quarter of fiscal 2022. This performance reflected a 31% improvement in capital equipment revenue, a 15% increase in consumable revenue and a 15% increase in service revenue. Constant currency organic revenue increased 21% for the quarter compared with the prior year quarter. Healthcare operating income was $208.8 million compared with $167.2 million in last year’s fourth quarter. This improvement was primarily attributable to the increase in volume.

Fiscal 2023 fourth quarter revenue for Applied Sterilization Technologies (AST) increased 7% as reported to $239.1 million compared with $222.9 million in the same period last year. This performance was driven primarily by increased demand from core medical device Customers, partially offset by continued reduction in demand from single use bioprocessing Customers. Constant currency organic revenue in the quarter increased 10%. Segment operating income decreased to $105.8 million in the fourth quarter of fiscal 2023 compared with operating income of $107.0 million in the same period last year primarily due to higher labor and energy costs and negative foreign currency.

Life Sciences fourth quarter revenue as reported increased 10% to $157.5 million compared with $143.3 million in the fourth quarter of fiscal 2022. This performance reflected a 14% increase in consumable revenue, an 8% improvement in capital equipment revenue and a 6% increase in service revenue. Constant currency organic revenue grew 11% in the quarter compared with the prior year quarter. Operating income increased to $61.1 million in the fourth quarter of fiscal 2023 compared with $57.5 million in the prior year’s fourth quarter. This improvement was primarily due to improved volume.

Dental fourth quarter revenue as reported declined 2% to $103.6 million compared with $105.7 million in the fourth quarter of fiscal 2022. Constant currency organic revenue declined 1% in the quarter compared with the prior year quarter. Operating income improved to $21.5 million in the fourth quarter of fiscal 2023 compared with $18.8 million in the prior year’s fourth quarter. This increase was primarily due to favorable pricing and improved operating efficiencies.

Cash Flow
Net cash provided by operations for fiscal 2023 was $756.9 million, compared with $684.8 million in fiscal 2022. Free cash flow (see Non-GAAP Financial Measures) for fiscal 2023 was $409.6 million compared with $399.0 million in the prior year period. Cash flow was limited during fiscal 2023 by higher working capital requirements, in particular accounts receivable and inventory, as well as approximately $75 million in increased capital spending.

Fiscal 2024 Outlook
For fiscal 2024, as reported revenue is expected to increase 7-8%, reflecting the anticipated positive impact of foreign currency fluctuations based on forward rates through March 31, 2024. Constant currency organic revenue growth is anticipated to increase 6-7%. Adjusted earnings per diluted share are anticipated to be in the range of $8.55 to $8.75, with an effective tax rate of approximately 23%. Capital expenditures are anticipated to be approximately $375 million and free cash flow is expected to be approximately $700 million.

Conference Call
As previously announced, STERIS management will host a conference call tomorrow, May 11, 2023 at 9:00 a.m. ET. The conference call can be heard at www.steris-ir.com or via phone by dialing 1-833-535-2199 in the United States or 1-412-902-6776 internationally, then asking to join the conference call for STERIS plc.

For those unable to listen to the conference call live, a replay will be available beginning at 12:00 p.m. ET tomorrow either at www.steris-ir.com or via phone. To access the replay of the call, please use the access code 1246295 and dial 1-877-344-7529 in the United States or 1-412-317-0088 internationally.

About STERIS
STERIS is a leading global provider of products and services that support patient care with an emphasis on infection prevention. WE HELP OUR CUSTOMERS CREATE A HEALTHIER AND SAFER WORLD by providing innovative healthcare, life sciences and dental products and services. For more information, visit www.steris.com.

Company Contact:
Julie Winter, Vice President, Investor Relations and Corporate Communications
Julie_Winter@steris.com

Non-GAAP Financial Measures
Adjusted net income, adjusted income from operations, free cash flow and constant currency organic revenue are non-GAAP measures that may be used from time to time and should not be considered replacements for GAAP results. Non-GAAP financial measures are presented in this release with the intent of providing greater transparency to supplemental financial information used by management and the Board of Directors in their financial analysis and operational decision making. These amounts are disclosed so that the reader has the same financial data that management uses with the belief that it will assist investors and other readers in making comparisons to our historical operating results and analyzing the underlying performance of our operations for the periods presented. The Company believes that the presentation of these non-GAAP financial measures, when considered along with our GAAP financial measures, provides a more complete understanding of the factors and trends affecting our business than could be obtained absent this disclosure.

Adjusted net income and adjusted income from operations exclude the amortization of intangible assets acquired in business combinations, acquisition and divestiture related transaction costs, integration costs related to acquisitions, tax restructuring costs, and certain other unusual or non-recurring items. STERIS believes this measure is useful because it excludes items that may not be indicative of or are unrelated to our core operating results and provides a baseline for analyzing trends in our underlying businesses.

The Company defines free cash flow as cash flows from operating activities less purchases of property, plant, equipment and intangibles, plus proceeds from the sale of property, plant, equipment, and intangibles. STERIS believes that free cash flow is a useful measure of the Company’s ability to fund future principal debt repayments and growth outside of core operations, pay cash dividends, and repurchase ordinary shares.

To measure the percentage organic revenue growth, the Company removes the impact of significant acquisitions and divestitures that affect the comparability and trends in revenue. To measure the percentage constant currency organic revenue growth, the impact of changes in currency exchange rates and acquisitions and divestitures that affect the comparability and trends in revenue are removed. The impact of changes in currency exchange rates is calculated by translating current year results at prior year average currency exchange rates.

Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for reported sales, gross profit, operating income, net earnings and net earnings per diluted share, the most directly comparable GAAP financial measures. These non-GAAP financial measures are an additional way of viewing aspects of the Company’s operations that, when viewed with GAAP results and the reconciliations to corresponding GAAP financial measures below, provide a more complete understanding of the business. The Company strongly encourages investors and shareholders to review its financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION
The release and the referenced conference call may contain statements concerning certain trends, expectations, forecasts, estimates, or other forward-looking information affecting or relating to STERIS or its industry, products or activities that are intended to qualify for the protections afforded “forward-looking statements” under the Private Securities Litigation Reform Act of 1995 and other laws and regulations. Forward-looking statements speak only as to the date the statement is made and may be identified by the use of forward-looking terms such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” “outlook,” “impact,” “potential,” “confidence,” “improve,” “optimistic,” “deliver,” “orders,” “backlog,” “comfortable,” “trend”, and “seeks,” or the negative of such terms or other variations on such terms or comparable terminology. Many important factors could cause actual results to differ materially from those in the forward-looking statements including, without limitation, disruption of production or supplies, changes in market conditions, political events, pending or future claims or litigation, competitive factors, technology advances, actions of regulatory agencies, and changes in laws, government regulations, labeling or product approvals or the application or interpretation thereof. Other risk factors are described in STERIS’s other securities filings, including Item 1A of our Annual Report on Form 10-K for the year ended March 31, 2022 and subsequently filed Quarterly Reports on Form 10-Q. Many of these important factors are outside of STERIS’s control. No assurances can be provided as to any result or the timing of any outcome regarding matters described in STERIS’s securities filings or otherwise with respect to any regulatory action, administrative proceedings, government investigations, litigation, warning letters, cost reductions, business strategies, earnings or revenue trends or future financial results. References to products are summaries only and should not be considered the specific terms of the product clearance or literature. Unless legally required, STERIS does not undertake to update or revise any forward-looking statements even if events make clear that any projected results, express or implied, will not be realized. Other potential risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, (a) the impact of the COVID-19 pandemic or similar public health crises on STERIS’s operations, supply chain, material and labor costs, performance, results, prospects, or value, (b) STERIS's ability to achieve the expected benefits regarding the accounting and tax treatments of the redomiciliation to Ireland (“Redomiciliation”), (c) operating costs, Customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, Customers, clients or suppliers) being greater than expected, (d) STERIS’s ability to successfully integrate the businesses of Cantel Medical into our existing businesses, including unknown or inestimable liabilities, or increases in expected integration costs or difficulties in connection with the integration of Cantel Medical, (e) STERIS’s ability to meet expectations regarding the accounting and tax treatment of the Tax Cuts and Jobs Act (“TCJA”) or the possibility that anticipated benefits resulting from the TCJA will be less than estimated, (f) changes in tax laws or interpretations that could increase our consolidated tax liabilities, including changes in tax laws that would result in STERIS being treated as a domestic corporation for United States federal tax purposes, (g) the potential for increased pressure on pricing or costs that leads to erosion of profit margins, including as a result of inflation, (h) the possibility that market demand will not develop for new technologies, products or applications or services, or business initiatives will take longer, cost more or produce lower benefits than anticipated, (i) the possibility that application of or compliance with laws, court rulings, certifications, regulations or regulatory actions, including without limitation any of the same relating to FDA, EPA or other regulatory authorities, government investigations, the outcome of any pending or threatened FDA, EPA or other regulatory warning notices, actions, requests, inspections or submissions, the outcome of any pending or threatened litigation brought by private parties, or other requirements or standards may delay, limit or prevent new product or service introductions, affect the production, supply and/or marketing of existing products or services, result in costs to STERIS that may not be covered by insurance or otherwise affect STERIS’s performance, results, prospects or value, (j) the potential of international unrest, including the Russia-Ukraine military conflict, economic downturn or effects of currencies, tax assessments, tariffs and/or other trade barriers, adjustments or anticipated rates, raw material costs or availability, benefit or retirement plan costs, or other regulatory compliance costs, (k) the possibility of reduced demand, or reductions in the rate of growth in demand, for STERIS’s products and services, (l) the possibility of delays in receipt of orders, order cancellations, or delays in the manufacture or shipment of ordered products, due to supply chain issues or otherwise, or in the provision of services, (m) the possibility that anticipated growth, cost savings, new product acceptance, performance or approvals, or other results may not be achieved, or that transition, labor, competition, timing, execution, regulatory, governmental, or other issues or risks associated with STERIS’s businesses, industry or initiatives including, without limitation, those matters described in our Annual Report on Form 10-K for the year ended March 31, 2022, and other securities filings, may adversely impact STERIS’s performance, results, prospects or value, (n) the impact on STERIS and its operations, or tax liabilities, of Brexit or the exit of other member countries from the EU, and the Company’s ability to respond to such impacts, (o) the impact on STERIS and its operations of any legislation, regulations or orders, including but not limited to any new trade or tax legislation, regulations or orders, that may be implemented by the U.S. administration or Congress, or of any responses thereto, (p) the possibility that anticipated financial results or benefits of recent acquisitions, including the acquisition of Cantel Medical and Key Surgical, or of STERIS’s restructuring efforts, or of recent divestitures, including anticipated revenue, productivity improvement, cost savings, growth synergies and other anticipated benefits, will not be realized or will be other than anticipated, (q) the increased level of STERIS’s indebtedness incurred in connection with the acquisition of Cantel Medical limiting financial flexibility or increasing future borrowing costs, (r) rating agency actions or other occurrences that could affect STERIS’s existing debt or future ability to borrow funds at rates favorable to STERIS or at all, (s) the potential impact of the acquisition of Cantel Medical on relationships, including with suppliers, Customers, employees and regulators, and (t) the effects of changes in credit availability and pricing, as well as the ability of STERIS’s Customers and suppliers to adequately access the credit markets, on favorable terms or at all, when needed.

STERIS plc
Consolidated Condensed Statements of Operations
(In thousands, except per share data)	Three Months Ended March 31,		Twelve Months Ended March 31,

	2023	2022	2023	2022
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenues	$1,384,837	$1,210,686	$4,957,839	$4,585,064
Cost of revenues	796,775	639,064	2,798,147	2,568,702
Gross profit	588,062	571,622	2,159,692	2,016,362
Operating expenses:
Selling, general, and administrative	335,914	453,636	1,298,876	1,502,752
Goodwill impairment loss	—	—	490,565	—
Research and development	26,388	26,097	101,581	87,944
Restructuring expenses (credit)	358	31	485	48
Total operating expenses	362,660	479,764	1,891,507	1,590,744

Income from operations	225,402	91,858	268,185	425,618
Non-operating expenses, net	30,281	20,394	110,837	111,115
Income tax expense	8,157	19,411	51,535	71,633
Net income	$186,964	$52,053	$105,813	$242,870
Less: Net (loss) attributable to noncontrolling interests	(261)	(208)	(1,217)	(1,018)
Net income attributable to shareholders	$187,225	$52,261	$107,030	$243,888

Earnings per ordinary share (EPS) data:
Basic	$1.89	$0.52	$1.07	$2.50
Diluted	$1.88	$0.52	$1.07	$2.48
Cash dividends declared per share ordinary outstanding	$0.47	$0.43	$1.84	$1.69

Weighted average number of shares outstanding used in EPS computation:
Basic number of shares outstanding	99,055	100,101	99,706	97,535
Diluted number of shares outstanding	99,568	100,795	100,246	98,326

STERIS plc
Consolidated Condensed Balance Sheets
(in thousands)	March 31,	March 31,
	2023	2022
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$208,357	$348,320
Accounts receivable, net	928,315	799,041
Inventories, net	695,493	574,999
Prepaid expenses and other current assets	179,277	156,637
Total current assets	2,011,442	1,878,997

Property, plant, and equipment, net	1,705,512	1,552,576
Lease right-of-use assets, net	191,741	188,480
Goodwill	3,879,219	4,404,343
Intangibles, net	2,955,780	3,328,537
Other assets	78,145	70,661
Total assets	$10,821,839	$11,423,594
Liabilities and equity
Current liabilities:
Accounts payable	$279,620	$225,737
Other current liabilities	582,224	696,485
Total current liabilities	861,844	922,222
Long-term indebtedness	3,018,655	2,945,481
Other liabilities	854,168	1,011,254
Total equity	6,087,172	6,544,637
Total liabilities and equity	$10,821,839	$11,423,594

STERIS plc
Segment Data
(in thousands)
Financial information for each of the segments is presented in the following table. We disclose a measure of segment income that is consistent with the way management operates and views the business. The accounting policies for reportable segments are the same as those for the consolidated Company. Segment income is calculated as the segment’s gross profit less direct costs and indirect costs if the resources are dedicated to a single segment. Corporate costs include corporate and administrative functions, public company costs, legacy post-retirement benefits, and certain services and facilities related to distribution and research and development that are shared by multiple segments.

	Three Months Ended March 31,		Twelve Months Ended March 31,
	2023	2022 (*)	2023	2022 (*)
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Revenues:
Healthcare	$884,648	$738,841	$3,085,131	$2,845,467
Applied Sterilization Technologies	239,148	222,880	914,431	852,972
Life Sciences	157,456	143,258	536,704	524,964
Dental	103,585	105,707	421,573	361,661
Total revenues	$1,384,837	$1,210,686	$4,957,839	$4,585,064
Operating income (loss):
Healthcare	$208,787	$167,217	$706,020	$649,704
Applied Sterilization Technologies	105,782	107,042	429,020	410,101
Life Sciences	61,052	57,549	210,225	216,188
Dental	21,535	18,834	89,527	84,441
Corporate	(67,919)	(64,534)	(264,791)	(283,665)
Total operating income before adjustments	$329,237	$286,108	$1,170,001	$1,076,769
Less: Adjustments
Amortization of acquired intangible assets	$95,093	$174,882	$376,822	$366,434
Acquisition and integration related charges	5,703	38,090	24,196	205,788
Tax restructuring costs	129	73	661	301
Gain on fair value adjustment of acquisition related contingent consideration	—	(2,350)	(3,100)	(2,350)
Net gain on divestiture of businesses	(4,006)	(1,767)	(67)	(874)
Amortization of inventory and property "step up (down)" to fair value	6,557	(14,709)	12,254	81,804
Restructuring charges	359	31	485	48
Goodwill impairment loss	—	—	490,565	—
Total operating income	$225,402	$91,858	$268,185	$425,618
(*) Certain prior period costs were reallocated from the Healthcare segment to Corporate to conform with current year presentation. The prior period segment operating income measure has been recast for comparability.

STERIS plc
Consolidated Condensed Statements of Cash Flows
(in thousands)
	Twelve Months Ended March 31,
	2023	2022
Operating activities:	(Unaudited)	(Unaudited)

Net income	$105,813	$242,870
Non-cash items	901,157	591,217
Changes in operating assets and liabilities	(250,023)	(149,276)
Net cash provided by operating activities	756,947	684,811
Investing activities:
Purchases of property, plant, equipment, and intangibles, net	(361,969)	(287,563)
Proceeds from the sale of property, plant, equipment, and intangibles	14,587	1,741
Proceeds from the sale of businesses	6,624	169,712
Acquisition of businesses, net of cash acquired	(42,572)	(550,449)
Net cash used in investing activities	(383,330)	(666,559)
Financing activities:
Proceeds from issuance of senior public notes	—	1,350,000
Proceeds from term loans	—	650,000
Payments on term loans	(156,875)	(345,000)
Payments on long-term obligations	(91,000)	(721,284)
Payments on convertible debt	—	(371,361)
Proceeds (payments) under credit facilities, net	241,657	(190,174)
Deferred financing fees and debt issuance costs	—	(17,472)
Acquisition related deferred or contingent consideration	(1,471)	(32,679)
Repurchases of ordinary shares	(308,565)	(55,777)
Cash dividends paid to ordinary shareholders	(183,498)	(163,169)
Distributions to noncontrolling interest	(794)	(997)
Contributions from noncontrolling interest	—	3,672
Stock option and other equity transactions, net	1,828	10,071
Net cash provided by financing activities	(498,718)	115,830
Effect of exchange rate changes on cash and cash equivalents	(14,862)	(6,293)
Increase (decrease) in cash and cash equivalents	(139,963)	127,789
Cash and cash equivalents at beginning of period	348,320	220,531
Cash and cash equivalents at end of period	$208,357	$348,320

The following table presents a financial measure which is considered to be "non-GAAP financial measures" under Securities Exchange Commission rules. Free cash flow is defined by the Company as cash flows from operating activities less purchases of property, plant, equipment and intangibles (capital expenditures) plus proceeds from the sale of property, plant, equipment and intangibles. The Company uses free cash flow as a measure to gauge its ability to pay cash dividends, fund growth outside of core operations, fund future debt principal repayments, and repurchase shares. STERIS's calculation of free cash flows may vary from other companies.

	Twelve Months Ended March 31,
	2023	2022
	(Unaudited)	(Unaudited)

Calculation of Free Cash Flow:
Cash flows from operating activities	$756,947	$684,811
Purchases of property, plant, equipment, and intangibles, net	(361,969)	(287,563)
Proceeds from the sale of property, plant, equipment, and intangibles	14,587	1,741
Free Cash Flow	$409,565	$398,989

STERIS plc
Non-GAAP Financial Measures
(in thousands, except per share data)

Non-GAAP financial measures are presented with the intent of providing greater transparency to supplemental financial information used by management and the Board of Directors in their financial analysis and operational decision making. These amounts are disclosed so that the reader has the same financial data that management uses with the belief that it will assist investors and other readers in making comparisons to our historical operating results and analyzing the underlying performance of our operations for the periods presented.

Management and the Board of Directors believe that the presentation of these non-GAAP financial measures, when considered along with our GAAP financial measures and the reconciliation to the corresponding GAAP financial measures, provides the reader with a more complete understanding of the factors and trends affecting our business than could be obtained absent this disclosure. It is important for the reader to note that the non-GAAP financial measure used may be calculated differently from, and therefore may not be comparable to, a similarly titled measure used by other companies.

To measure the percentage organic revenue growth, the Company removes the impact of acquisitions and divestitures that affect the comparability and trends in revenue. To measure the percentage constant currency organic revenue growth, the impact of changes in currency exchange rates and acquisitions and divestitures that affect the comparability and trends in revenue are removed. The impact of changes in currency exchange rates is calculated by translating current year results at prior year average currency exchange rates.

	Three months ended March 31, (unaudited)
	As reported, GAAP		Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Movements	GAAP Growth	Organic Growth	Constant Currency Organic Growth
	2023	2022	2023	2022	2023	2023	2023	2023
Segment revenues:
Healthcare	$884,648	$738,841	$—	$—	$(9,402)	19.7%	19.7%	21.0%
Applied Sterilization Technologies	239,148	222,880	—	—	(5,662)	7.3%	7.3%	9.8%
Life Sciences	157,456	143,258	—	—	(1,945)	9.9%	9.9%	11.3%
Dental	103,585	105,707	—	—	(1,014)	(2.0)%	(2.0)%	(1.0)%
Total	$1,384,837	$1,210,686	$—	$—	$(18,023)	14.4%	14.4%	15.9%

	Twelve months ended March 31, (unaudited)
	As reported, GAAP		Impact of Acquisitions	Impact of Divestitures	Impact of Foreign Currency Movements	GAAP Growth	Organic Growth	Constant Currency Organic Growth
	2023	2022	2023	2022	2023	2023	2023	2023
Segment revenues:
Healthcare	$3,085,131	$2,845,467	$98,400	$(101,631)	$(52,416)	8.4%	8.9%	10.8%
Applied Sterilization Technologies	914,431	852,972	—	—	(37,750)	7.2%	7.2%	11.6%
Life Sciences	536,704	524,964	2,800	(5,502)	(12,842)	2.2%	2.8%	5.3%
Dental	421,573	361,661	65,009	—	(6,442)	16.6%	(1.4)%	0.4%
Total	$4,957,839	$4,585,064	$166,209	$(107,133)	$(109,450)	8.1%	7.0%	9.4%

STERIS plc
Non-GAAP Financial Measures (Continued)
(in thousands, except per share data)

	Three months ended March 31, (unaudited)
	Gross Profit		Income from Operations		Net Income attributable to shareholders		Diluted EPS
	2023	2022	2023	2022	2023	2022	2023	2022
GAAP	$588,062	$571,622	$225,402	$91,858	$187,225	$52,261	$1.88	$0.52
Adjustments:
Amortization of acquired intangible assets	620	(8,282)	95,093	174,882
Acquisition and integration related charges	3,183	1,876	5,703	38,090
Redomiciliation and tax restructuring costs	—	—	129	73
Gain on fair value adjustment of acquisition related contingent consideration	—	—	—	(2,350)
Net (gain) loss on divestiture of businesses	244	—	(4,006)	(1,767)
Amortization of inventory and property "step up (down)" to fair value	5,429	(14,728)	6,557	(14,709)
Restructuring charges	—	—	359	31
Net impact of adjustments after tax*					42,015	153,102
Net EPS impact							0.42	1.52
Adjusted	$597,538	$550,488	$329,237	$286,108	$229,240	$205,363	$2.30	$2.04
* The tax expense includes both the current and deferred income tax impact of the adjustments.

		Twelve months ended March 31, (unaudited)
		Gross Profit		Income from Operations		Net Income attributable to shareholders		Diluted EPS
		2023	2022	2023	2022	2023	2022	2023	2022
GAAP		$2,159,692	$2,016,362	$268,185	$425,618	$107,030	$243,888	$1.07	$2.48
Adjustments:
Amortization of acquired intangible assets		1,891	65	376,822	366,434
Acquisition and integration related charges		6,201	8,906	24,196	205,788
Redomiciliation and tax restructuring costs		—	—	661	301
Gain on fair value adjustment of acquisition related contingent consideration		—	—	(3,100)	(2,350)
Net (gain) loss on divestiture of businesses		3,126	—	(67)	(874)
Amortization of inventory and property "step up" to fair value		9,846	73,864	12,254	81,804
Restructuring charges		—	—	485	48
Goodwill impairment charge	`	—	—	490,565	—
Fair value adjustment related to convertible debt, premium liability						—	27,806
Net impact of adjustments after tax*						715,187	507,222
Net EPS impact								7.13	5.44
Adjusted		$2,180,756	$2,099,197	$1,170,001	$1,076,769	$822,217	$778,916	$8.20	$7.92
* The tax expense includes both the current and deferred income tax impact of the adjustments.

STERIS plc
Non-GAAP Financial Measures (Continued)
(in thousands, except per share data)

FY 2024 Outlook	Twelve Months
Ended March 31, 2024
(Outlook)***
Net income per diluted share	$5.67 - $5.87
Amortization of acquired intangible assets	2.86
Acquisition and integration related charges	0.02
Adjusted net income per diluted share	$8.55 - $8.75

Cash flows from operating activities	$1,075,000
Purchases of property, plant, equipment, and intangibles, net	(375,000)
Free Cash Flow	$700,000

*** All amounts are estimates.

STERIS plc
Unaudited Supplemental Financial Data
Fourth Quarter Fiscal 2023
For the Periods Ending March 31, 2023 and 2022
	FY 2023	FY 2022	FY 2023	FY 2022
Total Company Revenues	Q4	Q4	YTD	YTD

Consumables	$465,066	$420,087	$1,714,857	$1,607,101
Service	582,021	526,178	2,172,512	2,028,783
Total Recurring	$1,047,087	$946,265	$3,887,369	$3,635,884
Capital Equipment	$337,750	$264,421	$1,070,470	$949,180
Total Revenues	$1,384,837	$1,210,686	$4,957,839	$4,585,064
Ireland Revenues	$21,333	$19,934	$74,463	$82,011
Ireland Revenues as a % of Total	2%	2%	2%	2%
United States Revenues	$997,014	$845,825	$3,586,486	$3,228,864
United States Revenues as a % of Total	72%	70%	72%	70%
International Revenues	$366,490	$344,927	$1,296,890	$1,274,189
International Revenues as a % of Total	26%	28%	26%	28%

Segment Data	FY 2023	FY 2022	FY 2023	FY 2022
	Q4	Q4	YTD	YTD
Healthcare
Revenues
Consumables	$292,424	$254,074	$1,050,316	$1,004,605
Service	314,478	272,771	1,138,225	1,058,357
Total Recurring	$606,902	$526,845	$2,188,541	$2,062,962
Capital Equipment	277,746	211,996	896,590	782,505
Total Healthcare Revenues	$884,648	$738,841	$3,085,131	$2,845,467
Segment Operating Income	$208,787	$167,217	$706,020	$649,704

Applied Sterilization Technologies
Revenues
Service	$227,469	$215,394	$887,971	$828,578
Capital Equipment	11,679	7,486	26,460	24,394
Total Applied Sterilization Technologies Revenues	$239,148	$222,880	$914,431	$852,972
Segment Operating Income	$105,782	$107,042	$429,020	$410,101

Life Sciences
Revenues
Consumables	$68,527	$59,985	$241,114	$239,365
Service	40,604	38,335	148,170	143,318
Total Recurring	$109,131	$98,320	$389,284	$382,683
Capital Equipment	48,325	44,938	147,420	142,281
Total Life Sciences Revenues	$157,456	$143,258	$536,704	$524,964
Segment Operating Income	$61,052	$57,549	$210,225	$216,188

Total Dental Revenues	$103,585	$105,707	$421,573	$361,661
Segment Operating Income	$21,535	$18,834	$89,527	$84,441

Corporate
Operating loss	$(67,919)	$(64,534)	$(264,791)	$(283,665)

Other Data	FY 2023	FY 2022	FY 2023	FY 2022
	Q4	Q4	YTD	YTD

Healthcare Backlog **	$494,650	$423,643
Life Sciences Backlog **	104,900	104,693
Total Backlog **	$599,550	$528,336

GAAP Income Tax Rate	4.2%	27.2%	32.8%	22.8%
Adjusted Income Tax Rate	23.6%	22.8%	22.8%	21.7%
**Fiscal 2022 backlog totals exclude Cantel Medical.

This supplemental data is consistent with publicly disclosed information provided in quarterly conference calls, earnings releases and SEC filings, and is subject to all definitions, precautions and limitations contained in those disclosures. Please see the Company's most recent 10-K for definitions (and reconciliation where appropriate) of adjusted measures, backlog, free cash flow and net debt.